UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Blended Large Cap Growth Managed Volatility Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

June 17, 2021

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Information Statement with respect to the LVIP Blended Large Cap Growth Managed Volatility Fund listed above (the “Fund”), a series of the Lincoln Variable Insurance Products Trust (the “Trust”).

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on March 7-8, 2021 (the “Meeting”), the Board approved the appointment of AllianceBernstein LP (“AllianceBernstein” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Investment Advisors Corporation (the “Adviser” or “LIAC”), the Fund’s investment adviser, and AllianceBernstein (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated April 1, 2021. AllianceBernstein replaced Wellington Management Company LLP as sub-adviser of the Fund’s large capitalization growth strategy.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about June 25, 2021 to shareholders of record of the Fund as of April 30, 2021 (the “Record Date”).

I.	Background

The Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust currently consists of 104 separate portfolio series. Shares of the Fund and the Trust’s other series are offered only through separate accounts of insurance companies to fund the benefits of Variable Contracts. The insurance companies are the actual shareholders of the Fund; however, the Contract Owners are the beneficial owners of the Fund’s shares.

II.	Board Considerations

On December 7-8, 2020, the Board of Trustees of the Trust (the “Board”) met to consider, among other things, the approval of the Sub-Advisory Agreement between LIAC and AllianceBernstein, with respect to the Fund. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LIAC and AllianceBernstein prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LIAC and AllianceBernstein provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including a presentation by representatives of AllianceBernstein and AllianceBernstein’s responses to LIAC’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees and representatives of AllianceBernstein to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board of Trustees.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Advisory Agreement

Nature, Extent and Quality of Services.  In considering the approval of the proposed Sub-Advisory Agreement between LIAC and AllianceBernstein on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by AllianceBernstein under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by AllianceBernstein, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of AllianceBernstein. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by AllianceBernstein were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale.  The Board considered comparable sub-advisory information provided by LIAC and noted that the proposed sub-advisory fee schedule, which contains breakpoints, was lower than the current sub-advisory fee for the Fund. The Board considered that the proposed sub-advisory fee schedule was negotiated between LIAC and AllianceBernstein, an unaffiliated third party, and that LIAC would compensate AllianceBernstein from its fees and concluded the proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits.  The Board considered that the proposed sub-advisory fee schedule was negotiated between LIAC and AllianceBernstein, an unaffiliated third party, and that LIAC would compensate AllianceBernstein from its fees. The Board reviewed materials provided by AllianceBernstein as to any additional benefits it would receive and noted AllianceBernstein’s statement that it may use soft dollars to acquire brokerage and research products and services.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement are fair and reasonable, and that approval of the Sub-Advisory Agreement is in the best interests of the Fund.

III.	Additional Information about the AllianceBernstein Agreement

Sub-Advisory Agreement

The Sub-Advisory Agreement is dated April 1, 2021 and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

AllianceBernstein is a master limited partnership organized under the laws of the State of Delaware, which is majority owned by Equity Holdings, Inc. (“EQH”). As of March 31, 2021, EQH owned approximately 4.0% of the issued and outstanding units representing assignments of beneficial ownership of limited partnership interests in AB Holding (“AB Holding Units”). AllianceBernstein Corporation (an indirect wholly-owned subsidiary of EQH, “General Partner”) is the general partner of both AB Holding and AB. AllianceBernstein Corporation owns 100,000 general partnership units in AB Holding and a 1% general partnership interest in AB.

As of March 31, 2021, the ownership structure of AB, expressed as a percentage of general and limited partnership interests, was as follows:

EQH and its subsidiaries	62.8%
AB Holding	36.5%
Unaffiliated holders	0.7%

Total	100.0%

Including both the general partnership and limited partnership interests in AB Holding and AB, EQH and its subsidiaries had an approximate 64.3% economic interest in AB as of March 31, 2021.

AllianceBernstein and its affiliates had assets under management of approximately $697 billion as of March 31, 2021.

The name and principal occupation of the principal executive officers and directors of AllianceBernstein are listed below. Effective July 6, 2021, the address of each is 501 Commerce Street, Nashville, Tennessee 37203.

Name	Principal Occupation
Seth P. Bernstein	Director, President and Chief Executive Officer
Kate Burke	Chief Operating Officer
Ali Dibadj	Chief Financial Officer and Head of Strategy
Laurence E. Cranch	Chief Legal Officer
Karl Sprules	Head of Global Technology and Operations

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of AllianceBernstein.

V.	Information about the Adviser and the Trust

Investment Adviser

LIAC serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2021, the aggregate advisory fee paid to LIAC was 0.62% of the Fund’s average daily net assets, net of advisory fee waiver, and the Fund paid investment advisory fees of $8,151,167, net of advisory fee waiver.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2020, the Fund paid no commissions to any affiliated broker-dealer.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares were 5,903,815.68 for Standard Class shares and 28,749,311.22 for Service Class shares.

Because the Fund is available as an investment for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, no persons had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lfg.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE